Exhibit 99.1

LandBridge Company LLC Announces First Quarter 2025 Results

Delivers Q1 revenue growth of 131% year-over-year and 20% quarter-over-quarter

Declared quarterly cash dividend of $0.10 per share

Re-affirms FY25 EBITDA outlook of $170 million to $190 million

HOUSTON—(BUSINESS WIRE)—LandBridge Company LLC (NYSE: LB) (the “Company,” “LandBridge”) today announced its financial and operating results for the first quarter ended March 31, 2025.

First Quarter 2025 Financial Highlights

•
Revenues of $44.0 million, up 131% year-over-year and 20% quarter-over-quarter
•
Net income of $15.5 million(1)
•
Net income margin of 35%(1)
•
Adjusted EBITDA(2) of $38.8 million, up 129% year-over-year and 22% quarter-over-quarter
•
Adjusted EBITDA Margin(2) of 88%
•
Cash flows from operating activities of $15.9 million
•
Free Cash Flow(2) of $15.8 million
•
Operating cash flow margin of 36%
•
Free Cash Flow Margin(2) of 36%

(1) 1Q25 net income and net income margin include a non-cash expense of $11.1 million attributable to share-based compensation, of which $8.9 million is attributable to management incentive units issued by LandBridge Holdings LLC ("Incentive Units"). Any actual cash expense associated with such Incentive Units will be borne solely by LandBridge Holdings LLC and not the Company.

(2) Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “Comparison of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Jason Long, Chief Executive Officer of LandBridge, stated, “Our strong start to the year is evidence of our continued ability to capitalize on diverse revenue streams, including the growing need for surface acreage to support produced water handling needs across the Delaware Basin. Recent land acquisitions, and new projects with key partners and blue chip operators, give us continued confidence in our active land management strategy and growth trajectory.”

Scott McNeely, Chief Financial Officer of LandBridge, said, “With diversified revenue streams and limited operating and capital expenditures, LandBridge is well positioned to continue delivering strong revenue growth and profitability across economic cycles and periodic market volatility.”

First Quarter 2025 Consolidated Financial Information

Revenue for the first quarter of 2025 was $44.0 million as compared to $36.5 million in the fourth quarter of 2024 and $19.0 million in the first quarter of 2024. The sequential increase was primarily attributable to increases in surface use royalties of $6.8 million, resource sales of $4.2 million and resource royalties of $3.5 million, partially offset by sequential decreases of $6.1 million in easements and other surface-related revenue and $1.1 million in oil and gas royalties. Net income for the first quarter of 2025 was $15.5 million as compared to $8.2 million in the fourth quarter of 2024 and $10.8 million in the first quarter of 2024.(1)

Adjusted EBITDA was $38.8 million in the first quarter of 2025 as compared to $31.7 million in the fourth quarter of 2024 and $16.9 million in the first quarter of 2024. (2) Adjusted EBITDA during the first quarter of 2025 reflects $8.9 million of non-cash charges related to Incentive Units and $2.2 million of non-cash charges related to restricted stock units.

Net income margin was 35% in the first quarter of 2025 as compared to 22% in the fourth quarter of 2024 and 57% in the first quarter of 2024. (1) Adjusted EBITDA margin was 88% in the first quarter of 2025 as compared to 87% in the fourth quarter of 2024 and 89% in the first quarter of 2024. (2)

Diversified Revenue Streams

Surface Use Royalties and Revenue: Generated revenues of $26.2 million in the first quarter of 2025 as compared to $25.5 million in the fourth quarter of 2024 and $9.3 million in the first quarter of 2024. Surface Use Royalties and Revenue increased 3% sequentially, primarily driven by a significant increase in produced water royalty volumes from 831 MBbls/d to 1,433 MBbls/d due to strong organic growth coupled with our acquisition of 46,000 largely contiguous surface acres, known as the Wolf Bone Ranch, in the fourth quarter of 2024. The total revenue increase was partially offset by a decrease in Easements and Other Surface-Related revenues of $6.1 million due to the $8.0 million payment received in the fourth quarter of 2024 in connection with our previously-announced data center lease development agreement.

Resources Sales and Royalties: Generated revenues of $14.4 million in the first quarter of 2025 as compared to $6.6 million in the fourth quarter of 2024 and $5.5 million in the first quarter of 2024. Revenue from Resource Sales and Royalties increased 118% sequentially, primarily driven by increased brackish water sales and royalty volumes following our recent acquisitions.

Oil and Gas Royalties: Generated revenues of $3.4 million in the first quarter of 2025 as compared to $4.5 million in the fourth quarter of 2024 and $4.2 million in the first quarter of 2024. Revenue from Oil and Gas Royalties decreased 24% sequentially, primarily driven by net royalty production decreasing from 1,199 boe/d in the fourth quarter of 2024 to 923 boe/d in the first quarter of 2025.

Free Cash Flow Generation

Cash flow from operations for the first quarter of 2025 was $15.9 million as compared to $26.9 million in the fourth quarter of 2024 and $17.2 million in the first quarter of 2024. Free Cash Flow for the first quarter of 2025 was $15.8 million as compared to $26.7 million in the fourth quarter of 2024 and $17.1 million in the first quarter of 2024.(2) The first quarter 2025 compression in Free Cash Flow was the result of higher accounts receivable and related party accounts receivable working capital balances. The higher working capital balances are directly attributable to increased surface use royalties, resource sales and resource royalties that collectively increased $14.6 million, or 85%, in the first quarter 2025 as compared to the fourth quarter 2024. Timing of collection of those revenues resulted in a short-term impact to Free Cash Flow.

Capital expenditures for the first quarter of 2025 were $0.1 million and net cash used in investing activities during the first quarter of 2025 was $17.9 million.

Net cash used in financing activities during the first quarter of 2025 consisted of approximately $13.6 million of dividends and distributions paid and $5.8 million of debt repayments.

Strong Balance Sheet with Ample Liquidity

Total liquidity was $84.9 million as of March 31, 2025.

As of March 31, 2025, the Company had approximately $70.0 million of available borrowing capacity under its revolving credit facility.

Total cash and cash equivalents were $14.9 million as of March 31, 2025, as compared to $37.0 million as of December 31, 2024. The Company had $379.3 million of borrowings outstanding under its term loan and revolving credit facility as of March 31, 2025, versus $385.0 million outstanding as of December 31, 2024.

First Quarter 2025 Dividend

The LandBridge Board of Directors declared a dividend on our Class A shares of $0.10 per share, payable on June 19, 2025 to shareholders of record as of June 5, 2025, and a corresponding required cash distribution to DBR Land Holdings LLC unitholders.

Outlook

The Company re-affirms the following outlook for fiscal year 2025:

For fiscal year 2025, the Company expects Adjusted EBITDA to be between $170 million and $190 million, driven by:

▪
Incremental contribution from our recent acquisitions;
▪
Initial solar facility contributions to surface use revenues;
▪
Growth of our surface use royalties through higher produced water volumes on our surface;
▪
Updates to resource sales and royalties based on current timing and volume expectations; and
▪
Updates to anticipated commodity pricing based on current regional pricing dynamics

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. We are unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Quarterly Report on Form 10-Q

Our financial statements and related footnotes will be available in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 7, 2025.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, May 8, 2025, at 8:00 a.m. Central Time to discuss first quarter results. A live webcast of the conference call will be available on the Events and Presentations section of the LandBridge Investor Relations website at https://ir.landbridgeco.com/events-and-presentations/default.aspx. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://registrations.events/direct/Q4I3477969805794224242690 to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time. An audio replay will be available following the conclusion of the call and remain available through May 22, 2025. The replay can be accessed by registering online at https://registrations.events/direct/Q4I3477969805794224242690.

About LandBridge

LandBridge owns approximately 277,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-region in the Permian Basin, the most active region for oil and gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage energy and infrastructure development and other land uses, including digital infrastructure. LandBridge was formed by Five Point Infrastructure LLC, formerly known as Five Point Energy LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. For more information, please visit: www.landbridgeco.com

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on LandBridge’s beliefs, as well as assumptions made by, and information currently available to, LandBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although LandBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, LandBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our land and resources; the success of our affiliates, WaterBridge, Desert Environmental and the counterparty to the lease development agreement in executing their business strategies, including their ability to construct infrastructure, attract customers and operate successfully on our land; our customers’ willingness and ability to develop our land or any potential acquired acreage to accommodate any future surface use developments, such as the site under contract for the data center lease development agreement; our ability to continue the payment of dividends; the domestic and foreign supply of, and demand for, energy sources, including the impact of actions relating to oil price and production controls by the members of OPEC, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes to such levels; our reliance on a limited number of customers and a particular region for substantially all of our revenues; our ability to enter into favorable contracts regarding surface uses, access agreements and fee arrangements, including the prices we are able to charge and the margins we are able to realize; our ability to successfully implement our growth plans, including through the future acquisitions of acreage and/or introduction of new revenue streams; our level of indebtedness and our ability to service our indebtedness; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with LandBridge are also more fully discussed in our final prospectus filed with the SEC on March 25, 2025, and our subsequent SEC filings. You can access LandBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, LandBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

The historical financial information presented below reflects only our historical financial results and the historical financial results of our predecessor, DBR Land Holdings LLC, as applicable.

FIRST QUARTER 2025 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended
	March 31, 2025	March 31, 2024
Revenues:
Surface use royalties	$10,522	$1,598
Surface use royalties - Related party	6,915	2,607
Easements and other surface-related revenues	6,440	4,754
Easements and other surface-related revenues - Related party	2,332	383
Resource sales	7,166	3,415
Resource sales - Related party	185	93
Resource royalties	4,158	1,979
Resource royalties - Related party	2,847	-
Oil and gas royalties	3,386	4,185
Total revenues	43,951	19,014

Resource sales-related expense	458	673
Other operating and maintenance expense	1,127	517
General and administrative expense	14,728	2,159
Depreciation, depletion, amortization and accretion	2,601	2,145
Operating income	25,037	13,520

Interest expense, net	7,977	2,884
Other income	-	(241)
Income from operations before taxes	17,060	10,877
Income tax expense	1,601	101
Net income	$15,459	$10,776
Net income attributable to noncontrolling interest	8,995
Net income attributable to LandBridge Company LLC	$6,464

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2025	2024
Current assets:
Cash and cash equivalents	$14,935	$37,032
Accounts receivable, net	19,924	12,544
Related party accounts receivable	7,289	2,111
Prepaid expenses and other current assets	1,446	1,628
Total current assets	43,594	53,315

Non-current assets:
Property, plant and equipment, net	918,613	902,742
Intangible assets, net	44,125	45,265
Deferred tax assets	72	411
Other assets	1,696	1,741
Total non-current assets	964,506	950,159
Total assets	$1,008,100	$1,003,474

Liabilities and equity
Current liabilities:
Accounts payable	$596	$489
Taxes payable	2,065	2,286
Related party accounts payable	1,069	686
Accrued liabilities	5,837	7,185
Current portion of long-term debt	299	424
Unearned revenue	832	1,221
Other current liabilities	1,096	2,119
Total current liabilities	11,794	14,410

Non-current liabilities:
Long-term debt, net of debt issuance costs	375,467	380,815
Other long-term liabilities	182	183
Total non-current liabilities	375,649	380,998
Total liabilities	387,443	395,408

Class A shares, unlimited shares authorized and 23,255,419 shares issued and outstanding as of March 31, 2025 and December 31, 2024	432,881	432,663
Class B shares, unlimited shares authorized and 53,193,178 shares issued and outstanding as of March 31, 2025. Unlimited shares authorized and 53,227,852 shares issued and outstanding as of December 31, 2024	-	-
Retained earnings	7,464	3,349
Total shareholders’ equity attributable to LandBridge Company LLC	440,345	436,012
Noncontrolling interest	180,312	172,054
Total shareholders’ equity	620,657	608,066
Total liabilities and equity	$1,008,100	$1,003,474

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31, 2025	March 31, 2024
Cash flows from operating activities
Net income	$15,459	$10,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	2,601	2,145
Amortization of debt issuance costs	539	194
Share-based compensation	11,140	810
Deferred income tax expense	339	-
Other	8	-
Changes in operating assets and liabilities:
Accounts receivable	(7,384)	3,931
Related party accounts receivable	(5,178)	(310)
Prepaid expenses and other assets	154	323
Accounts payable	66	407
Related party accounts payable	383	(20)
Unearned revenue	(389)	(47)
Accrued liabilities and other liabilities	(1,604)	(1,095)
Taxes payable	(221)	101
Net cash provided by operating activities	15,913	17,215

Cash flows from investing activities
Acquisitions	(17,818)	(55,072)
Capital expenditures	(69)	(89)
Proceeds from disposal of assets	20	-
Net cash used in investing activities	(17,867)	(55,161)

Cash flows from financing activities
Dividends, dividend equivalents, and distributions paid	(13,558)	-
Repayments on term loan	(5,750)	(5,000)
Proceeds from revolver	10,000	15,000
Repayments on revolver	(10,000)	-
Offering costs	(648)	(870)
Other	(187)	(115)
Net cash (used in) provided by financing activities	(20,143)	9,015
Net decrease in cash and cash equivalents	(22,097)	(28,931)
Cash and cash equivalents - beginning of period	37,032	37,823
Cash and cash equivalents - end of period	$14,935	$8,892

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(In thousands)
Net income	$15,459	$8,154	$10,776
Adjustments:
Depreciation, depletion, amortization and accretion	2,601	2,581	2,145
Interest expense, net	7,977	7,100	2,884
Income tax expense	1,601	2,765	101
EBITDA	27,638	20,600	15,906
Adjustments:
Share-based compensation - Incentive Units (1)	8,945	8,905	810
Share-based compensation - RSUs	2,195	2,234	-
Transaction-related expenses (2)	-	-	191
Adjusted EBITDA	$38,778	$31,739	$16,907
Net income margin	35%	22%	57%
Adjusted EBITDA Margin	88%	87%	89%

(1)
Share-based compensation – Incentive Units for the three months ended March 31, 2025, and December 31, 2024, consist of $8.9 million related to the Incentive Units. Share-based compensation – Incentive Units for the three months ended March 31, 2024, consists only of the NDB Incentive Units. NDB Incentive Units were liability awards resulting in periodic fair value remeasurement prior to the Division. Subsequent to the IPO, any actual cash expense associated with such Incentive Units is borne solely by LandBridge Holdings LLC and not the Company. Distributions attributable to Incentive Units are based on returns received by investors of LandBridge Holdings LLC once certain return thresholds have been met and are neither an obligation of the Company nor taken into consideration for distributions to investors in the Company.

(2)
Transaction-related expenses consist of non-capitalizable transaction costs associated with both completed or attempted acquisitions, debt amendments and entity structuring charges.

Free Cash Flow and Free Cash Flow Margin are used to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

We believe Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of cash flows from operating activities determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(In thousands)
Net cash provided by operating activities	$15,913	$26,928	$17,215
Net cash used in investing activities	(17,867)	(292,331)	(55,161)
Cash used in operating and investing activities	(1,954)	(265,403)	(37,946)
Adjustments:
Acquisitions	17,818	292,107	55,072
Proceeds from disposal of assets	(20)	-	-
Free Cash Flow	$15,844	$26,704	$17,126
Operating cash flow margin (1)	36%	74%	91%
Free Cash Flow Margin	36%	73%	90%

(1)
Operating cash flow margin is calculated by dividing net cash provided by operating activities by total revenue.